Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Internet Security Systems, Inc. 2005 Stock Incentive Plan of our reports dated March 15, 2005, with respect to the consolidated financial statements and schedule of Internet Security Systems, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and Internet Security Systems, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Internet Security Systems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 15, 2005